Exhibit 99.1

     BJ's Restaurants, Inc. Reports Strong Financial Results for
                   the First Quarter of Fiscal 2006

    HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--April 27, 2006--BJ's Restaurants, Inc. (NASDAQ:BJRI) today reported revenues and net income for the first fiscal quarter ended April 4, 2006.
    Highlights for the first quarter, compared to the same quarter last year, were as follows:

    --  Revenues increased 43% to $53.4 million

    --  Comparable restaurant sales increased 6.8%

    --  Net income increased 39% to $2.3 million

    --  Diluted net income per share increased 25% to $0.10

    The Company adopted a new accounting standard titled FAS No. 123 (Revised), "Share-Based Payment" during the first quarter of fiscal 2006. FAS No. 123R requires the fair value measurement of all stock-based payments to employees, including grants of stock options, and recognition of those expenses in the Company's results of operations. Including the impact of FAS 123R on a pro-forma basis in the prior year's first quarter, net income increased 107% to $2.3 million compared to non-GAAP pro forma net income of $1.1 million, and diluted net income per share increased 100% to $0.10 compared to non-GAAP pro forma net income per share of $0.05 in the prior year's first quarter.
    "Our management team was very pleased with the Company's results for the first quarter of 2006," commented Jerry Deitchle, President and CEO. "Our 6.8% comparable sales increase during the first quarter represented our 38th consecutive quarter of positive comparisons on that measure since our 1996 IPO, which is a strong testament to the sustained popularity of the BJ's restaurant concept. Additionally, the 10 restaurants in our comparable sales base that are located outside of our home state of California achieved a strong 11.8% sales increase during the quarter.
    "We continued to make excellent progress during the quarter with respect to the planned implementation of our fiscal 2006 key initiatives," said Deitchle. "Among other things, our 2006 initiatives include the design, testing and rollout of state-of-the-art toolsets that are intended to help our restaurant operators execute with improved productivity and also achieve a simultaneous improvement in overall food and service quality. Two of these new toolsets, a kitchen display system (KDS) and a web-based labor scheduling program should be rolled out to substantially all of our restaurants by the end of the second quarter."
    The Company continues to expect to open as many as 11 new restaurants during 2006, of which three new restaurants opened during the first quarter (Vacaville, CA; Phoenix, AZ; and Westminster, CO). "Our real estate pipeline remains in excellent shape as of today," commented Deitchle. "We have signed leases in hand for as many as eight more openings during fiscal 2006. Of those eight potential new restaurants, five are currently under construction as of today. Additionally, we already have 15 signed leases or signed letters of intent in hand for potential 2007 and 2008 openings."
    In connection with its adoption of FAS 123R, the Company analyzed its share-based payments (stock option grants) and considered the related tax effects of those grants. In the past, the Company has granted both incentive stock options (ISO) and nonqualified stock options. All compensation expense resulting from the exercise of nonqualified stock options results in a tax benefit. However, the tax benefit of compensation expense relating to ISOs ultimately depends on the timing of when the option is exercised and when the acquired shares are subsequently sold. As a result, the Company anticipates an increase of approximately 200 basis points to its fiscal 2006 effective tax rate related to the potential non-deductibility of compensation expense related to its prior grants of incentive stock options. The Company now expects the total impact of FAS 123R on diluted net income per share to be approximately $0.08 during fiscal 2006, excluding any prospective share-based payments granted during fiscal 2006.

    Investor Conference Call and Webcast

    BJ's Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 27, 2006, at 2:00 p.m. (Pacific). The Company will provide an on-line Internet simulcast, as well as a replay of the conference call. The link to the simulcast and rebroadcast can be found on the Company's website at www.bjsrestaurants.com. The rebroadcast will be available following the live broadcast and continue for 30 days.
    BJ's Restaurants, Inc. currently owns and operates 47 casual dining restaurants under the BJ's Restaurant and Brewery, BJ's Restaurant and Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates eleven microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (31), Texas (6), Arizona (4), Oregon (3), Colorado (2) and Nevada (1). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

    Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include disclosure regarding implementation of the Company's fiscal 2006 key initiatives, expectations as to restaurant openings and the effects on FAS 123R on diluted net income per share for future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 30 of our current 44 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel,
(xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Further information concerning the Company's results of operations for first quarter 2006 will be provided in the Company's Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 15, 2006.
    For further information, please contact Greg Levin of BJ's
Restaurants, Inc. (714)848-3747 ext. 240.


            Selected Unaudited Consolidated Financial Data
           (Dollars in thousands except for per share data)

                                         For the Thirteen Weeks Ended
                                       -------------------------------
                                           April 4,        April 3,
Statement of Income Data:                   2006            2005
                                       --------------- ---------------

Revenues                               $53,356  100.0% $37,393  100.0%

Costs and expenses:
Cost of sales                           13,685   25.6    9,356   25.0
Labor and benefits                      18,390   34.5   13,342   35.7
Operating and occupancy expenses        10,328   19.4    7,077   18.9
General and administrative               4,692    8.8    2,948    7.9
Depreciation and amortization            2,156    4.0    1,405    3.8
Restaurant opening expense               1,035    1.9      966    2.6
                                       -------- ------ -------- ------
Total cost and expenses                 50,286   94.2   35,094   93.9
                                       -------- ------ -------- ------
    Income from operations               3,070    5.8    2,299    6.1

Other income:
Interest income, net                       443    0.8      101    0.3
Other income, net                           28    0.1       50    0.1
                                       -------- ------ -------- ------
Total other income                         471    0.9      151    0.4
                                       -------- ------ -------- ------
    Income before income tax expense     3,541    6.6    2,450    6.6

Income tax expense                       1,230    2.3      784    2.1
                                       -------- ------ -------- ------

    Net income                          $2,311    4.3%  $1,666    4.5%
                                       ======== ====== ======== ======

Net income per share:
    Basic                                $0.10           $0.08

    Diluted                              $0.10           $0.08

Weighted average number of shares
 outstanding:
    Basic                               22,777          20,510

    Diluted                             23,634          21,666



           Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)

Balance Sheet Data (end of period):              April 4,     Jan. 3,
                                                   2006        2006
                                                (unaudited)  (audited)
                                                ----------- ----------

Cash, cash equivalents and short-term
 investments                                       $41,950    $49,847

Total assets                                      $164,817   $163,958

Total long-term debt, including current portion         $-         $-

Shareholders' equity                              $134,650   $129,899



     Supplemental Information (1)        For the Thirteen Weeks Ended

                                         -----------------------------
                                          April 4, 2006  April 3, 2005
                                         -------------- --------------

   Comparable restaurant sales % change            6.8%           2.8%
   Restaurants opened during period                  3              1
   Restaurants open at period-end                   47             36
   Restaurant operating weeks                      582            457

(1) excludes the one licensed restaurant


Reconciliation of Non-GAAP Financial Measures

    The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement 123R to all periods presented. This pro forma non-GAAP financial information includes financial measures which the Company reconciles to the results reported in accordance with GAAP. The Company believes that pro forma non-GAAP reporting for prior periods, giving effect to the adjustments shown in the reconciliation below, is useful to investors to permit them to compare the Company's results to prior periods using consistent assumptions regarding stock-based compensation. In addition, the Company believes that its competitors report similar non-GAAP financial information and, as a result, investors, analysts and others in the investment community expect such information to be reported as it allows them to better compare the Company's results with those of its competitors. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. The pro forma non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

            (Unaudited, in thousands except per share data)

                                       For the Thirteen Weeks Ended
                                     ---------------------------------
                                      April 4, 2006    April 3, 2005
                                      (As Reported)     (Pro Forma)
                                     ---------------------------------
Net income before stock based
 compensation                        $2,609    4.9%  $1,666   4.5% (a)
Stock based compensation:
 Labor and benefits                     (10)  (0.0%)    (13) (0.0%)
 General and administrative            (449)  (0.8%)   (971) (2.6%)
 Tax benefit of stock based
  compensation                          161    0.3%     433   1.2%
                                     ---------------------------------
Net income                           $2,311    4.3%  $1,115   3.0% (b)
                                     =================================

Basic net income per share:
 Net income before stock based
  compensation                        $0.11            $0.08 (a)
 Stock based compensation, net        (0.01)           (0.03)
                                     -------           ------
 Diluted net income per share         $0.10            $0.05 (b)
                                     =======           ======

Diluted net income per share:
 Net income before stock based
  compensation                        $0.11            $0.08 (a)
 Stock based compensation, net        (0.01)           (0.03)
                                     -------           ------
 Diluted net income per share         $0.10            $0.05 (b)
                                     =======           ======

(a) Represents net income and basic and diluted net income per share for the 2005 period under GAAP as reported in the Company's filings with the Securities and Exchange Commission.

(b) Represents pro forma non-GAAP net income and basic and diluted net income per share for the 2005 period as if the Company had applied the fair value recognition provisions of Statement 123R to prior quarters.

    CONTACT: BJ's Restaurants, Inc.
             Greg Levin, 714-848-3747, ext. 240